Table of Contents

FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Robert Zimmerman 203-359-5131

WWE® Reports 2011 Fourth Quarter and Full Year Results

STAMFORD, Conn., February 23, 2012 - WWE (NYSE:WWE) today announced financial results for its fourth quarter ended December 31, 2011. Revenues totaled $112.9 million as compared to $122.5 million in the prior year quarter. Operating loss was ($13.1) million as compared to Operating income of $14.4 million in the prior year quarter. Net loss was ($8.6) million, or ($0.12) per share, as compared to Net income of $8.1 million, or $0.11 per share, in the prior year quarter. Excluding the impact of film impairments and network related expenses in the current year quarter, Adjusted Operating income was $3.1 million as compared to $14.4 million in the prior year quarter. Adjusted Net income was $1.8 million, or $0.02 per share, as compared to $8.1 million, or $0.11 per share, in the prior year quarter.

“In 2011, we evaluated several paths for creating new programs and distributing all of our content in a way that optimizes its value. Executing this strategy effectively, including the potential creation of a WWE Network, has the power to transform our business,” stated Vince McMahon, Chairman and Chief Executive Officer. “While we made significant progress toward this objective, our fourth quarter and full year results were impacted primarily by three items: significant non-cash film impairment charges stemming from the weak performance of our movie releases, strategic decisions to withhold several hours of previously licensed television content for distribution on other platforms, and initial start-up operating expenses associated with our emerging content and distribution strategy. Regarding the first item, we have taken several measures to improve the profitability of our movie business. And, regarding the other items, we believe that our ongoing investment to expand and maximize the value of our content is the most potent approach for driving our future earnings.”

Comparability of Results

The current year quarter results included $12.2 million in film impairment charges related to our films The Reunion, Bending the Rules, Barricade, See No Evil, Knucklehead and The Chaperone. In addition, the current year quarter results included approximately $4.0 million in network related expenses. In order to facilitate an analysis of our financial results on a more comparable basis, where noted, we have adjusted our results to exclude these items from our fourth quarter of 2011 results. Excluding the impact of these items, Adjusted Operating income decreased to $3.1 million and Adjusted EBITDA decreased to $7.2 million. (See Supplemental Information – Schedule of Adjustments).

Three Months Ended December 31, 2011 – Results by Business Segment

Total revenues decreased 8% to $112.9 million driven by declines across all of our operating segments. Revenues from North America decreased by 9%, led by declines in our WWE Studios, Television, and WWE.com businesses. Revenues outside North America decreased 5%, primarily due to a decline in our Licensing business, which was partially offset by increased revenue in Live Events. Revenue from Asia Pacific and Latin America benefited from an increase in the number and the timing of our live events. Additionally, revenue growth in the Asia Pacific region reflected higher sales of licensed and home video products. There was no significant impact from changes in foreign exchange rates in the current year quarter.

The following tables reflect net revenues by segment and by region for the three months ended December 31, 2011 and December 31, 2010. (Dollars in millions)

	Three Months Ended
	December 31,	December 31,
Net Revenues	2011	2010
Live and Televised Entertainment	$81.0	$82.4
Consumer Products	18.7	21.9
Digital Media	8.9	10.3
WWE Studios	4.3	7.9
Total	$112.9	$122.5

	Three Months Ended
	December 31,	December 31,
Net Revenues by Region	2011	2010
North America	$78.2	$85.9
Europe, Middle East & Africa (EMEA)	19.1	24.7
Asia Pacific (APAC)	9.4	6.4
Latin America	6.2	5.5
Total	$112.9	$122.5

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $81.0 million for the current quarter as compared to $82.4 million in the prior year quarter, representing a 2% decrease.

  Live Event revenues were $26.9 million as compared to $26.6 million in the prior year quarter. Revenues increased 1% as an increase in overall average ticket prices was offset by the occurrence of 6 fewer events in the quarter.
  There were 78 events, including 31 international events, during the current quarter as compared to 84 events, including 26 international events, in the prior year quarter.

  North American events generated $12.7 million of revenues from 47 events as compared to $13.1 million from 58 events in the prior year quarter. North American average attendance increased 7% to approximately 6,000 from 5,600 in the prior year quarter, due in part to changes in the mix of venues. The average ticket price for North American events was $42.87 in the current quarter as compared to $39.31 in the prior year quarter.

  International events generated approximately $14.2 million of revenues from 31 events as compared to $13.5 million from 26 events in the prior year quarter. The increase in revenue was primarily due to the occurrence of five more events in the current year quarter. International average attendance decreased 16% to 6,300 from 7,500 in the prior year quarter, due in part to territory mix. Average ticket prices were $66.27 as compared to $66.06 in the prior year quarter.
  Pay-Per-View revenues were $14.6 million as compared to $13.8 million in the prior year quarter, reflecting a 2% increase in total pay-per-view buys. Buys for the four comparable events in the current and prior year quarter declined 3%, but were more than offset by an increase in prior period buys, which resulted in a 6% increase in pay-per-view revenue.

     The details for the number of buys (in 000s) are as follows:

Broadcast Month	Events (in chronological order)	Three Months Ended
		December 31,
		2011	2010
October	Hell in a Cell ™	182	210
October	Vengeance™/Bragging Rights ™	121	137
November	Survivor Series ®	281	244
December	WWE TLC ™	179	195

Prior events		33	(2)
Total		796	784

  Television Rights Fees revenues were $33.9 million as compared to $35.7 million in the prior year quarter. This decrease was primarily due to the absence of domestic rights fees for our WWE Superstars program.

  Venue Merchandise revenues were $3.9 million as compared to $3.7 million in the prior year quarter, as the impact of a 7% increase in domestic per capita merchandise sales to $9.81, was partially offset by a 5% decrease in total domestic attendance in the current year quarter.

Consumer Products

Revenues from our Consumer Products businesses decreased 15% to $18.7 million from $21.9 million in the prior year quarter, primarily due to the performance of our Licensing and Publishing businesses, partially offset by improved results in our Home Video business.

  Home Entertainment net revenues were $6.5 million as compared to $5.8 million in the prior year quarter, representing a 12% increase that was primarily due to an adjustment in the prior year quarter. Gross domestic retail revenue declined 14%, or $1.8 million, due to an 8% decrease in shipments to 825,000 units and a 5% decline in average effective prices to $13.50. The prior year quarter included an adjustment for lower sell-through expectations of prior year releases.

  Licensing revenues were $9.5 million as compared to $12.3 million in the prior year quarter as lower sales of toy, collectible and novelty products more than offset an increase in video game sales. Revenues related to toys declined 15%, or $1.0 million, reflecting, in part, a challenging retail environment for certain toy categories. Revenues from our collectible products declined due to a tough comparison to a successful product launch in the prior year. Revenue from video games, increased by approximately $0.4 million, led by sales of the WWE All Stars video game, which launched in March 2011. Unit shipments of our SmackDown vs. Raw video game decreased 51% to 162,000 units as compared to the prior year quarter.

  Magazine publishing net revenues were $2.0 million as compared to $3.1 million in the prior year quarter, primarily reflecting lower newsstand sales in the current quarter.

Digital Media

Revenues from our Digital Media related businesses were $8.9 million as compared to $10.3 million in the prior year, representing a 14% decrease.

  WWE.com revenues were $2.7 million as compared to $4.5 million in the prior year quarter, primarily reflecting a reduction in online advertising.

  WWEShop revenues were $6.2 million as compared to $5.8 million in the prior year quarter. This was driven by a 13% increase in average revenue per order to $52.09, partially offset by a 5% decline in the total number of orders, to approximately 120,000.

WWE Studios

Current year, we recorded revenue of $4.3 million as compared to $7.9 million in the prior year quarter, with the decline in revenue driven by the relative performance of our current film releases compared to the prior year quarter releases. Film profits declined $13.2 million from the prior year quarter due to $12.2 million in non-cash film impairment charges, primarily driven by lower DVD sales expectations associated with previous releases, The Reunion, See No Evil, Knucklehead, The Chaperone and pending releases, Bending the Rules and Barricade. The decline in film profits also reflected lower receipts from our other films.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution decreased to $24.3 million in the current year quarter from $46.8 million in the prior year quarter, reflecting $12.2 million non-cash film impairment charges and other operating factors. Excluding the impact of the film impairments, Adjusted Profit contribution was $36.5 million in the current year quarter as compared to $46.8 million in the prior year quarter, reflecting the absence of television rights fees for our WWE Superstars program, a reduction in toy and collectibles licensing revenue, and increased Pay-Per-View production and marketing costs. Gross profit margin decreased to approximately 22% from 38% in the prior year quarter, primarily driven by the performance of our film business. Adjusted profit margins were 32% as compared to 38% in the prior year quarter reflecting lower television and licensing revenues, which have high variable margins, as well as the increase in pay-per-view costs.

Selling, general and administrative expenses

SG&A expenses were $33.3 million for the current year quarter as compared to $29.2 million in the prior year quarter, led by increases in staffing related costs, including salary, benefits, and recruitment, as well as higher professional fees, due in part to the potential creation of a WWE Network. Network related expenses were approximately $4.0 million in the current year quarter.

Depreciation and amortization

Depreciation and amortization expense was $4.1 million for the current year quarter as compared to $3.2 million in the prior year quarter.

EBITDA

EBITDA reflected a loss of ($9.0) million in the current year quarter as compared to a profit of $17.6 million in the prior year quarter. The EBITDA decline was primarily driven by the change in profit contribution as described above. Adjusted EBITDA (which excludes the film impairment charges and network related expenses in the current year quarter) decreased to $7.2 million in the current year quarter as compared to $17.6 million in the prior year quarter, also driven by the change in profit contribution.

Investment and Other (Expense) Income

Investment income was $0.6 million in the current year quarter as compared to $0.5 million in the prior year quarter. Other expense was $0.5 million in the current year quarter as compared to $0.9 million in the prior year quarter, reflecting foreign exchange losses of $0.2 million in the current year quarter as compared to foreign exchange loss of $0.4 million in the prior year quarter.

Effective tax rate

In the current year quarter, the effective tax rate was 35% as compared to 42% in the prior year quarter. The prior year rate was negatively impacted by a $0.8 million adjustment due to lower than expected deductions for qualified production activities as a result of changes in the tax code in late 2010.

Summary Results for the Year Ended December 31, 2011

Total revenues for the year ended December 31, 2011 were $483.9 million as compared to $477.7 million in the prior year. Operating income was $37.0 million as compared to $82.3 million in the prior year. Net income was $24.8 million, or $0.33 per share, as compared to $53.5 million, or $0.71 per share, in the prior year. EBITDA was $52.0 million for the current year as compared to $94.0 million in the prior year. Excluding items that impact comparability, Adjusted Operating income for the current year was $64.4 million as compared $82.3 million in the prior year (See Supplemental Information – Schedule of Adjustments). Adjusted Net income was $43.3 million, or $0.58 per share, as compared to $53.5 million, or $0.71 per share, in the prior year. Adjusted EBITDA was $79.4 million for the current year as compared to $94.0 million in the prior year.

The following charts reflect net revenues by segment and by geographical region for the year ended December 31, 2011 and December 31, 2010. (Dollars in millions)

	Net Revenues by Segment
	Twelve Months Ended
	December 31,	December 31,
	2011	2010
Live and Televised Entertainment	$340.0	$331.8
Consumer Products	94.9	97.4
Digital Media	28.1	28.9
WWE Studios	20.9	19.6
Total	$483.9	$477.7

Revenues increased 1% led by our Live and Televised Entertainment segment primarily reflecting the impact of WrestleMania. Growth in Pay-Per-View and Licensing was offset by the absence of two hours of television programming and declines across our other businesses. The decline in Television Advertising reflects a new agreement with a Canadian television distributor. We receive television rights fees rather than advertising revenue under the new agreement.

	Net Revenues by Region
	Twelve Months Ended
	December 31,	December 31,
	2011	2010
North America	$350.5	$342.4
Europe, Middle East & Africa (EMEA)	76.1	80.3
Asia Pacific (APAC)	38.7	35.6
Latin America	18.6	19.4
Total	$483.9	$477.7

Revenues from North America increased 2% led by higher Pay-Per-View and Licensing revenues reflecting the impact of WrestleMania and an additional video game, respectively. This was partially offset by the absence of domestic television rights fees for NXT and Superstars and lower WWE.com revenues primarily driven by lower advertising sales.

Revenues from outside North America were essentially flat to the prior year as lower sales of licensed toy, collectible and home video products were offset by contractual expansion of television rights fees and increased pay-per-view buy rates, primarily in our Asia Pacific markets. The current year also benefited from a $3.4 million favorable impact from changes in foreign exchange rates.

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $340.0 million for the current year as compared to $331.8 million in the prior year, an increase of 2%.

	December 31,	December 31,
	2011	2010
Live Events	$104.7	$104.6
Pay-Per-View	$78.3	$70.2
Venue Merchandise	$18.3	$18.4
Television Rights Fees	$131.5	$127.0
Television Advertising	$1.1	$5.9
WWE Classics On Demand	$4.6	$4.6

Consumer Products

Revenues from our Consumer Products businesses were $94.9 million as compared to $97.4 million in the prior year, a decrease of 3%.

	December 31,	December 31,
	2011	2010
Home Video	$30.4	$32.1
Licensing	$54.4	$51.7
Magazine Publishing	$7.7	$11.0

Digital Media

Revenues from our Digital Media related businesses were $28.1 million as compared to $28.9 million in the prior year, a decrease of 3%.

	December 31,	December 31,
	2011	2010
WWE.com	$12.5	$14.9
WWEShop	$15.6	$14.0

WWE Studios

During the current year, WWE Studios recognized revenue of $20.9 million as compared to $19.6 million in the prior year, with the growth in revenue driven by an increase in the number of film releases (four in the current year, namely, The Chaperone, That’s What I Am, Inside Out and The Reunion, compared to two in the prior year). Lower than anticipated performance of several films contributed to revised ultimate projections for current and pending releases, which resulted in $23.4 million of impairment charges. Film profits declined $28.0 million from the prior year driven by the film impairment charges and the increased distribution expenses associated with the higher number of releases under our self-distribution model in the current year as compared to the prior year.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution decreased to $168.7 million in the current year as compared to $203.4 million in the prior year primarily driven by the performance of our WWE Studios business and the absence of domestic television rights fees for our NXT™ and WWE Superstars programs. Adjusted Profit contribution (excluding the film impairment charges in the current year) decreased 6% to $192.1 million from the prior year as increased profits from Live Events and Licensing were more than offset by the absence of the domestic television rights fees as discussed above. Adjusted Profit contribution margin declined to approximately 40% as compared to 43% in the prior year period, primarily reflecting the resulting change in product mix.

Selling, general and administrative expenses

SG&A expenses were $116.7 million for the current year as compared to $109.4 million in the prior year. This increase was due in part to network related costs, which were approximately $4.0 million in the current year. Excluding the network costs, Adjusted SG&A expenses increased 3% to $112.7 million, as increases in staff related costs, including $3.0 million in severance expenses, $2.3 million of higher legal and trademark costs and increased marketing spend were partially offset by an $8.3 million reduction in management incentive compensation (including stock compensation).

EBITDA

EBITDA for the current year decreased to approximately $52.0 million as compared to $94.0 million in the prior year, reflecting lower profit contribution and higher SG&A expenses as described above. Adjusted EBITDA (excluding the film impairment charges and network expenses in the current year) declined to $79.4 million from $94.0 million in the prior year.

Investment and Other Income (Expense)

Investment income, net was $2.1 million as compared to $2.0 million in the prior year. Other expense of $1.6 million in the current year as compared to $2.1 million in the prior year primarily reflects the impact of realized foreign exchange gains and losses and the revaluation of warrants. In the current year, we recorded $0.4 million of foreign exchange losses as compared to losses of $1.3 million in the prior year. In the prior year, we recorded a gain of $0.6 million relating to the revaluation of warrants.

Effective tax rate

The effective tax rate was 33% in the current year as compared to 35% in the prior year. The decrease in our current period tax rate from our anticipated rate of 35% was primarily due to a $1.6 million benefit relating to qualified domestic production activities. Additionally, rates were positively impacted by the recognition of tax benefits previously unrecognized of $0.6 million and $1.3 million for the current year and prior year, respectively. These benefits were primarily a result of the statute of limitations expiring in jurisdictions where the Company had previously taken uncertain tax positions.

Cash Flows

Net cash provided by operating activities was $63.2 million for the year ended December 31, 2011 as compared to $39.8 million in the prior year. This increase was primarily driven by a $37 million reduction in feature film production spending, which was partially offset by the impact of $15 million in advances received from a licensee in the prior year.

Capital expenditures increased to $28.0 million in the current year from $12.3 million in the prior year, primarily due to a $15.5 million investment in assets to support our effort to create and distribute new content, including through a potential network.

Additional Information

Additional business metrics are made available to investors on a monthly basis on our corporate website – corporate.wwe.com.

Note: WWE will host a conference call on February 23, 2012 at 11:00 a.m. ET to discuss the Company’s earnings results for the fourth quarter of 2011. All interested parties can access the conference call by dialing 855-993-1400 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming is broadcast in more than 145 countries and 30 languages and reaches more than 500 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mumbai, Shanghai, Singapore, Istanbul and Tokyo. Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to maintaining and renewing key agreements, including television and pay-per-view programming distribution agreements; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; our exposure to bad debt risk; uncertainties relating to regulatory and litigation matters; risks resulting from the highly competitive nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; risks associated with producing and travelling to and from our large live events, both domestically and internationally; the risk of accidents or injuries during our physically demanding events; risks relating to our film business; risks relating to increasing content production for distribution on various platforms, including the potential creation of a WWE network; risks relating to our computer systems and online operations; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahons or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.

WWE
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2011	2010	2011	2010
Net revenues	$112,942	$122,524	$483,921	$477,655

Cost of revenues	88,652	75,756	315,183	274,298
Selling, general and administrative expenses	33,254	29,108	116,739	109,392
Depreciation and amortization	4,108	3,246	14,980	11,707

Operating (loss) income	(13,072)	14,414	37,019	82,258

Investment income, net	596	543	2,054	2,047
Interest expense	(377)	(58)	(623)	(260)
Other expense, net	(487)	(932)	(1,569)	(2,105)

(Loss) income before income taxes	(13,340)	13,967	36,881	81,940

(Benefit) provision for income taxes	(4,711)	5,840	12,049	28,488

Net (loss) income	($8,629)	$8,127	$24,832	$53,452

(Loss) earnings per share:
Basic	($0.12)	$0.11	$0.33	$0.72
Diluted	($0.12)	$0.11	$0.33	$0.71

Weighted average common shares outstanding:
Basic	74,418	74,957	74,212	74,570
Diluted	74,763	75,406	74,858	75,306

WWE
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	As of	As of
	Dec. 31,	Dec. 31,
	2011	2010
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$52,491	$69,823
Short-term investments	103,270	97,124
Accounts receivable, net	56,741	52,051
Inventory	1,658	2,087
Deferred income tax assets	11,122	17,128
Prepaid expenses and other current assets	14,461	20,856
Total current assets	239,743	259,069

PROPERTY AND EQUIPMENT, NET	96,562	80,995

FEATURE FILM PRODUCTION ASSETS, NET	23,591	56,253

INVESTMENT SECURITIES	10,156	15,037

OTHER ASSETS	8,572	4,375

TOTAL ASSETS	$378,624	$415,729

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,262	$1,169
Accounts payable	15,897	18,441
Accrued expenses and other liabilities	30,386	24,478
Deferred income	21,709	28,323
Total current liabilities	69,254	72,411

LONG-TERM DEBT	359	1,621
NON-CURRENT TAX LIABILITIES	5,634	15,068
NON-CURRENT DEFERRED INCOME	8,234	9,881

STOCKHOLDERS' EQUITY:
Class A common stock	283	275
Class B common stock	462	465
Additional paid-in capital	338,414	336,592
Accumulated other comprehensive income	3,262	3,144
Accumulated deficit	(47,278)	(23,728)
Total stockholders' equity	295,143	316,748

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$378,624	$415,729

WWE
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2011	2010
OPERATING ACTIVITIES:
Net income	$24,832	$53,452
Adjustments to reconcile net income to net cash provided by
operating activities:
Amortization and impairments of feature film production assets	39,742	13,000
Revaluation of warrants	-	(610)
Depreciation and amortization	14,980	11,707
Realized gain on sale of investments	(142)	(53)
Amortization of bond premium	2,580	1,827
Amortization of debt issuance costs	205	-
Stock compensation costs	2,868	7,579
(Recovery) provision for doubtful accounts	(692)	774
Loss on disposal of property and equipment	1,376	-
Benefit from deferred income taxes	(6,424)	(2,410)
Excess tax benefit from stock-based payment arrangements	(122)	(2,758)
Changes in assets and liabilities:
Accounts receivable	(1,915)	9,908
Inventory	429	95
Prepaid expenses and other current assets	4,770	(14,645)
Feature film production assets	(7,097)	(32,535)
Accounts payable	(2,544)	(2,841)
Accrued expenses and other liabilities	(1,399)	(14,760)
Deferred income	(8,261)	12,074
Net cash provided by operating activities	63,186	39,804

INVESTING ACTIVITIES:
Purchase of property and equipment and other assets	(27,956)	(12,314)
Proceeds from infrastructure incentives	-	4,130
Purchase of short-term investments	(47,904)	(96,751)
Proceeds from sales or maturities of investments	45,148	64,553
Net cash used in investing activities	(30,712)	(40,382)

FINANCING ACTIVITIES:
Repayments of long-term debt	(1,169)	(1,082)
Debt issuance costs	(1,843)	-
Dividends paid	(47,809)	(83,643)
Issuance of stock, net	893	1,022
Proceeds from exercise of stock options	-	1,562
Excess tax benefit from stock-based payment arrangements	122	2,758
Net cash used in financing activities	(49,806)	(79,383)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(17,332)	(79,961)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	69,823	149,784
CASH AND CASH EQUIVALENTS, END OF PERIOD	$52,491	$69,823

WWE
Supplemental Information - EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2011	2010	2011	2010
Net (loss) income reported on U.S. GAAP basis	($8,629)	$8,127	$24,832	$53,452

(Benefit) provision for income taxes	(4,711)	5,840	12,049	28,488

Investment, interest and other expense (income), net	267	447	138	318

Depreciation and amortization	4,108	3,246	14,980	11,707

EBITDA	($8,965)	$17,660	$51,999	$93,965

Non-GAAP Measure:

EBITDA is defined as net income before investment, interest and other expense/income, income taxes, depreciation and amortization. The Company’s definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

WWE
Supplemental Information – Schedule of Adjustments
(in millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2011	2010	2011	2010
Profit contribution	$24.3	$46.8	$168.7	$203.4

Adjustments (Added back):
Film impairments	12.2	-	23.4	-

Adjusted Profit contribution	$36.5	$46.8	$192.1	$203.4

Selling, general and administrative expenses	33.3	29.2	116.7	109.4

Adjustments (Added back):
Network related expenses	(4.0)	-	(4.0)	-

Adjusted Selling, general and administrative expenses	$29.3	$29.2	$112.7	$109.4

Depreciation and amortization	4.1	3.2	15.0	11.7

Operating (loss) income	($13.1)	$14.4	$37.0	$82.3

Adjusted Operating income	$3.1	$14.4	$64.4	$82.3

EBITDA	($9.0)	$17.6	$52.0	$94.0

Adjusted EBITDA	$7.2	$17.6	$79.4	$94.0

Non-GAAP Measure:

Adjusted Profit contribution, Adjusted Operating income, Selling, general and administrative expenses and Adjusted EBITDA exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

WWE
Supplemental Information – Schedule of Adjustments
(in millions, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2011	2010	2011	2010
Operating (loss) income	($13.1)	$14.4	$37.0	$82.3

Adjustments (Added back):
Film impairments	12.2	-	23.4	-
Network related expenses	4.0	-	4.0	-
Adjusted Operating income	$3.1	$14.4	$64.4	$82.3

Investment, interest and other (expense) income, net	(0.3)	(0.5)	(0.1)	(0.4)

Adjusted Income before taxes	$2.8	$13.9	$64.3	$81.9

Adjusted (Benefit) provision for taxes	(1.0)	(5.8)	(21.0)	(28.4)

Adjusted Net income	$1.8	$8.1	$43.3	$53.5

Adjusted Earnings per share:
Basic	$0.02	$0.11	$0.58	$0.72
Diluted	$0.02	$0.11	$0.58	$0.71

Weighted average common shares outstanding:
Basic	74,418	74,957	74,212	74,570
Diluted	74,763	75,406	74,858	75,306

Non-GAAP Measure:

Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

WWE
Supplemental Information- Free Cash Flow
(in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2011	2010	2011	2010
Net cash provided by operating activities	$15,381	$11,896	$63,186	$39,804

Less cash used in capital expenditures:
Purchase of property and equipment	(17,479)	(3,184)	(26,162)	(12,254)
Proceeds from infrastructure incentives	-	-	-	4,130
Purchase of other assets	(11)	-	(1,794)	(60)

Free Cash Flow	($2,109)	$8,712	$35,230	$31,620

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.